SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 24, 2005


                           J. C. PENNEY COMPANY, INC.
             (Exact name of registrant as specified in its charter)


   Delaware                          1-15274                      26-0037077
(State or other jurisdiction    (Commission File No.)         (I.R.S. Employer
   of incorporation )                                        Identification No.)


6501 Legacy Drive
Plano, Texas                                                         75024-3698

(Address of principal executive offices)                             (Zip code)


Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition.

     J. C. Penney Company, Inc. issued a news release on February 24, 2005, announcing its fourth quarter consolidated earnings. This information is attached as Exhibit 99.1.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              J. C. PENNEY COMPANY, INC.



                                              By:  /s/ Joanne L. Bober
                                              --------------------------------
                                                 Joanne L. Bober
                                                 Senior Vice President,
                                                 Secretary and General Counsel




Date:  March 1, 2005

                                  EXHIBIT INDEX

Exhibit Number                     Description

99.1                               J. C. Penney Company, Inc.
                                   News Release issued February 24, 2005

                                                                    Exhibit 99.1

         JCPENNEY FOURTH QUARTER EARNINGS PER SHARE INCREASE 40 PERCENT

     Full Year Operating Profit Increases 66 Percent to 7.1 Percent of Sales

      2005 Earnings Per Share Expected to Increase Approximately 30 Percent


PLANO, Texas, February 24, 2005 -- J. C. Penney Company, Inc. (NYSE: JCP) fourth quarter earnings per share from continuing operations increased 40 percent to $1.16 per share from $0.83 per share last year. On a dollar basis, income from continuing operations increased to $328 million from $253 million last year. Full year operating profit increased 66 percent to 7.1 percent of sales, and earnings per share from continuing operations increased 84 percent to $2.23 per share compared to $1.21 per share last year. The increase in earnings per share was primarily the result of continued improvement in sales productivity, growth in gross margin and leverage of SG&A expenses. Net income for the quarter, including the effects of discontinued operations, was $1.17 per share compared to a loss of $3.42 per share last year.

Myron (Mike) Ullman, Chairman and Chief Executive Officer said, "We are very pleased with the improvements we continue to achieve in our business. Fourth quarter and full year operating profit exceeded our original expectations and represents the fourth consecutive year of substantial earnings improvement. Our results reflect the impact of effective merchandising programs, including transition of seasonal product, compelling marketing and continued improvement in the shopping experience in our stores."

Ullman  added,  "2004  was a  breakout  year for  JCPenney  as a  result  of the organization's focus on the execution of our business plan. The Company has strong momentum as we pursue compelling merchandise initiatives that respond to the needs and wants of our customer. Based on our improved operating performance, completion of the sale of Eckerd and the ongoing capital repositioning program, the Company's financial position has improved significantly. As we enter 2005, the Company has increased financial flexibility to support the long range plan that we are developing and places us in a good position to implement additional capital structure repositioning actions."

Department Stores and Catalog/Internet
---------------------------------------

During the fourth quarter, comparable department store sales increased 3.0 percent with positive results in all merchandise divisions and all regions of the country. For a comparable 13-week period, catalog/Internet sales increased
3.9 percent over last year. The Internet component of sales increased 33 percent for the quarter and continues to be the fastest growing sales channel.


Gross margin for the fourth quarter improved by 130 basis points as a percent of sales, reflecting the benefits of better buying, merchandise flow, seasonal transition and marketing. Gross margin included a LIFO credit of $18 million, or approximately $0.04 per share, in the fourth quarter of 2004 compared to a $6 million credit in 2003. SG&A expenses were 27.6 percent of sales and well leveraged, declining by 100 basis points as a percent of sales. 2004 SG&A expenses included $8 million, or about $0.02 per share, related to lease accounting adjustments. SG&A expenses decreased by $64 million from last year, with the decrease attributable to last year's 53rd week, which accounted for approximately $65 million. Last year's fourth quarter also included $20 million of pre-tax charges related to the implementation of expense savings initiatives.

Fourth quarter operating profit was $581 million or 9.6 percent of sales, compared with $445 million last year. This represents an increase of nearly 31 percent, or 230 basis points as a percent of sales.

For the full year, operating profit increased over 66 percent to $1.3 billion, or 7.1 percent of sales.

Real Estate and Other
----------------------

Real estate and other consists principally of charges related to the previously announced management transition.

Cash Flow and Financial Condition
----------------------------------

Free cash flow (defined as cash provided by operating activities less dividends and capital expenditures, net of proceeds from the sale of assets) for the year totaled $599 million and represented the fifth consecutive year of positive free cash flow. Capital expenditures were $412 million for the year with the majority of spending supporting the Company's new store program and improvements to existing space.

As of January 29, 2005, the Company had cash investments of $4.7 billion, which was higher than normal as the Company completes the share and debt reduction program announced in August 2004. Long-term debt totaled $3.9 billion, including $609 million of current maturities.

Capital Structure Repositioning
--------------------------------

Execution of the capital structure repositioning plan announced in conjunction with the sale of Eckerd is progressing in line with expectations. As of January 29, 2005, the Company had repurchased approximately 50 million shares of common stock for about $2 billion, and continues to expect to complete the program by the end of the first half of 2005. In addition, during 2004 the Company retired $1.7 billion of long-term debt, including $221 million of off-balance sheet securitized receivables and the conversion of $650 million of convertible debt.


2005 Guidance
--------------

February sales have started strong and comparable department stores sales are now expected to increase mid-single digits for the month. For the balance of the first quarter and full year, comparable store sales are expected to increase low-single digits. Catalog/Internet sales are expected to increase low-to-mid single digits for both the first quarter and full year.

Operating profit for the year is expected to increase to about 7.6 percent of sales, driven by moderate expansion of gross margin and continued SG&A leverage.

The Company's Board of Directors is considering a new common stock repurchase program in 2005 of at least $600 million. The final size of the new program will depend upon investor decisions related to the exercise of the put option on the Company's $400 million 7.4% Debentures, due 2037. If investors elect to exercise options for less than $400 million, the majority of the difference will be used for open market debt repurchases, with the balance allocated to share repurchases. The exercise date of the put option expires on March 1, 2005.

The Company currently expects earnings from continuing operations to be in the range of $0.48 to $0.53 per share in the first quarter and $2.89 to $3.01 per share for the full year. Full year earnings guidance reflects the impact of $0.08 per share for charges associated with anticipated open market repurchases of debt. Also included in this guidance is an estimated charge of $0.05 per share related to employee stock options, which the Company will begin expensing in the first quarter of 2005.

Senior management will host a live conference call and real-time webcast on February 24, 2005, beginning at 9:30 a.m. EST. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 4323462. The live webcast may be accessed via JCPenney's Investor Relations page (JCPenney.net), or on StreetEvents.com (for members) and FullDisclosure.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.


For further information, contact:

Investor Relations
------------------
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Public Relations
----------------
Quinton Crenshaw; (972) 431-5581; qcrensha@jcpenney.com
Tim Lyons; (972) 431-4834; tmlyons@jcpenney.com


About JCPenney
--------------

J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of January 29, 2005, J. C. Penney Corporation, Inc. operated 1,017 JCPenney department stores throughout the United States and Puerto Rico, and 62 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, changes in management, and government activity. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

                                      # # #

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                                   (Unaudited)
                   (Amounts in millions except per share data)

                                                       13 weeks      14 weeks                   52 weeks       53 weeks
                                                         ended         ended                      ended         ended
                                                        Jan. 29,      Jan. 31,      % Inc.       Jan. 29,      Jan. 31,       % Inc.
                                                          2005          2004        (Dec.)         2005          2004         (Dec.)
                                                         ------        ------       ------        ------       ------         ------
SALES PERCENTAGES:
Comparable department store sales increase(1)               3.0%          3.2%                       5.0%         0.9%
Catalog/Internet sales (decrease)/increase                 (1.5)%(2)     14.6%                       1.5% (2)     3.3%

STATEMENTS OF OPERATIONS:
Department Stores and Catalog/Internet
  sales, net                                            $ 6,073       $ 6,098        (0.4)%      $18,424      $17,786         3.6%
Gross margin                                              2,260         2,188          3.3%        7,139        6,620         7.8%
Selling, general and administrative
   (SG&A) expenses                                        1,679         1,743        (3.7)%        5,827        5,830       (0.1)%
                                                         ------        ------                     ------       ------
Operating profit                                            581           445         30.6%        1,312          790        66.1%
Net interest expense                                         56            62        (9.7)%          233          261      (10.7)%
Bond premiums and unamortized costs                           -             -          N/A            47            -         N/A
Real estate and other expense/(income)                       25             -          N/A            12          (17)        N/A
                                                         ------        ------                     ------       ------
Income from continuing operations
   before income taxes                                      500           383         30.5%        1,020          546        86.8%
Income tax expense                                          172           130         32.3%          353          182        94.0%
                                                         ------        ------                     ------       ------
Income from continuing operations                         $ 328         $ 253         29.6%      $   667        $ 364        83.2%
                                                         ------        ------                     ------       ------
Discontinued operations, net of income tax
    (benefit)/expense of $(5), $854, $(183) and $876          5(3)     (1,322)         N/A          (143)      (1,292)        N/A
Net income/(loss)                                         $ 333      $ (1,069)       100.0% +    $   524      $  (928)      100.0% +
                                                         ======        ======                     ======       ======
Earnings per share from continuing
   operations - diluted                                  $ 1.16        $ 0.83         39.8%       $ 2.23      $  1.21        84.3%

Earnings/(loss) per share - diluted                      $ 1.17       $ (3.42)       100.0% +     $ 1.76      $ (3.13)      100.0% +

FINANCIAL DATA:
Ratios as a % of sales:
      Gross margin                                         37.2%         35.9%                      38.7%        37.2%
      SG&A expenses                                        27.6%         28.6%                      31.6%        32.8%
      Operating profit                                      9.6%          7.3%                       7.1%         4.4%
LIFO credit                                                $ 18           $ 6                       $ 18          $ 6
Depreciation and amortization                               104           103                        368          372
Effective income tax rate for continuing operations        34.5%         33.7%                      34.7%        33.2%

COMMON SHARES DATA:
Outstanding shares at end of period                       271.4         274.2                      271.4        274.2
Average shares outstanding (basic shares)                 278.2         273.3                      279.4        271.9
Average shares used for diluted EPS                       284.9         311.1                      306.8        297.5
Shares repurchased                                         22.5             -                       50.1            -
Total cost of shares repurchased                          $ 912           $ -                    $ 1,952          $ -
   (1)Comparable store sales are calculated on a 13-week and 52-week basis.
   (2)Excluding the effects of last year's 53rd week, sales increased 3.9% and 3.3% for the quarter and full year, respectively.
   (3)Represents tax accrual reductions related to Mexico department stores and Direct Marketing Services, Inc.


                                       1


                           J. C. PENNEY COMPANY, INC.
               SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                              (Amounts in millions)

                                                                        Jan. 29,                   Jan. 31,
                                                                          2005                       2004
                                                                        -------                    -------
SUMMARY BALANCE SHEETS:
Cash and short-term investments                                         $ 4,687                    $ 2,994
Merchandise inventory (net of LIFO reserves of $25 and $43)               3,169                      3,156
Other current assets                                                        571                        440
Property and equipment, net                                               3,638 (1)                  3,515
Other assets                                                              2,062                      1,841
Assets of discontinued operations                                             -                      6,354
                                                                        -------                    -------
      Total assets                                                      $14,127                    $18,300
                                                                        =======                    =======
Accounts payable and accrued expenses                                   $ 2,887                    $ 2,551
Short-term debt                                                              22                         18
Current maturities of long-term debt                                        609                        242
Current income taxes, payable and deferred                                   79                        943
Long-term debt                                                            3,314                      5,114
Long-term deferred taxes                                                  1,318                      1,217
Other liabilities                                                         1,042 (1)                    804
Liabilities of discontinued operations                                        -                      1,986
                                                                        -------                    -------
      Total liabilities                                                   9,271                     12,875
Stockholders' equity                                                      4,856                      5,425
                                                                        -------                    -------
      Total liabilities and stockholders' equity                        $14,127                    $18,300
                                                                        =======                    =======


                                                                       52 weeks                  53 weeks
                                                                         ended                      ended
                                                                        Jan. 29,                   Jan. 31,
                                                                          2005                       2004
                                                                        -------                    -------
SUMMARY STATEMENTS OF CASH FLOWS:
--------------------------------
Net cash provided by/(used in):
      Total operating activities                                        $ 1,127 (2)                  $ 812 (2)
      Investing activities
         Capital expenditures                                              (412)                      (373)
         Proceeds from sale of assets                                        34                        100
         Proceeds from the sale of discontinued operations                4,666                         20
                                                                        -------                    -------
      Total investing activities                                          4,288                       (253)
                                                                        -------                    -------
      Financing activities
         Change in debt                                                    (852)                       162
         Stock repurchase program                                        (1,901)                         -
         Other change in stock                                              247                         23
         Dividends paid, preferred and common                              (150)                      (160)
                                                                        -------                    -------
      Total financing activities                                         (2,656)                        25
                                                                        -------                    -------
Cash (paid to) discontinued operations                                   (1,066)(3)                    (64)
                                                                        -------                    -------
Net increase in cash and short-term investments                           1,693                        520
Cash and short-term investments at beginning of period                    2,994                      2,474
                                                                        -------                    -------
Cash and short-term investments at end of period                        $ 4,687                    $ 2,994
                                                                        =======                    =======

(1)   Increased by $111 million for a reclassification related to lease accounting.
(2)   Includes a voluntary $300 million, or $190 million after tax, contribution to the Company's pension plan.
(3)   Includes income tax payments of $822 million relating to the taxable gain on the sale of Eckerd.



                                        2
